Exhibit 99.1

eGAIN ANNOUNCES FINANCIAL RESULTS FOR THE FOURTH QUARTER AND FISCAL YEAR

ENDED JUNE 30, 2007

Quarter Highlights

•	Total new license and hosting bookings¹ up 408% from the comparable year-ago quarter

•	Hosting revenue up 21% from the comparable year-ago quarter

•	Professional services revenue up 18% from the comparable year-ago quarter

Fiscal Year 2007 Highlights

•	Total new license and hosting bookings up 20% from the prior year

•	Hosting revenue up 19% from the prior year

•	Professional services revenue up 30% from the prior year

Mountain View, Calif. (September 13, 2007) – eGain Communications Corporation (OTC: EGAN.OB), a leading provider of customer service and contact center software, today announced financial results for the fourth quarter and fiscal year ended June 30, 2007.

Total revenue for the fourth quarter of fiscal year 2007 was $5.4 million, an increase of 4% from the comparable year-ago quarter. License revenue was $322,000, a decrease of 55% from the comparable year-ago quarter. Support and services revenue was $5.1 million, an increase of 13% from the comparable year-ago quarter. Total revenue for fiscal year 2007 was $22.5 million, unchanged from fiscal year 2006. License revenue for fiscal year 2007 was $3.4 million, a decrease of 43% from fiscal year 2006. Support and services revenue was $19.1 million, an increase of 15% from fiscal year 2006.

Gross margin for the fourth quarter of fiscal year 2007 was 51% compared to 64% in the comparable year-ago quarter. Gross margin for fiscal year 2007 was 59% compared to 68% from fiscal year 2006. Total operating costs and expenses for the fourth quarter of fiscal year 2007 was $5.3 million, an increase of 29% from the comparable year-ago quarter. Total operating costs and expenses for fiscal year 2007 was $19.7 million, an increase of 29% from fiscal year 2006.

Net loss on a GAAP basis for the fourth quarter of fiscal year 2007 was $2.9 million, or $(0.19) per share, compared to a net loss on a GAAP basis of $1.1 million, or $(0.07) per share, for the comparable year-ago quarter. Net loss for the quarter included stock-based compensation of $53,000 and interest and tax expense of $393,000, compared to stock-based compensation expense of $49,000 and interest and tax expense of $315,000 for the comparable year-ago quarter. Net loss on a GAAP basis for fiscal year 2007 was $7.7 million, or $(0.50) per share, compared to a net loss on a GAAP basis of $1.1 million, or $(0.07) per share, from fiscal year 2006. Net loss for fiscal year 2007 included stock-based compensation of $273,000 and interest and tax expense of $1.3 million, compared to stock-based compensation expense of $262,000 and interest and tax expense of $1.2 million from fiscal year 2006.

Total cash and cash equivalents were $6.2 million on June 30, 2007, compared to $6.9 million on June 30, 2006. Days sales outstanding in receivables for the quarter ended June 30, 2007 were 30 days compared to 37 days for the comparable year-ago quarter. Deferred revenues totaled $5.5 million at June 30, 2007, up from $4.3 million at June 30, 2006.

“We are pleased that in fiscal year 2007 we acquired 23 new enterprise customers and closed the year with record new license and hosting bookings with eight new enterprise accounts,” said Ashu Roy, CEO of eGain. “Given the size and complexity of some of these transactions, we have deferred over $2.1 million of license revenue booked in this quarter. We look forward to carrying this momentum into fiscal year 2008, when we expect new business from our Cisco OEM agreement to add to our top line.”

New Products and Industry Recognition

eGain introduced eGain Service™ 7.6 suite to the market in October 2006 and received many industry accolades in fiscal year 2007 from analysts and the press:

•

eGain selected as a leader in interaction-centric customer service management for the third year in a row by Forrester (Source: “The Forrester Wave™: Customer Service Management, Q2 2007”). The company was rated #1 in business-critical areas such as “customer service,” “product capabilities,” “architecture and platform,” “product strategy,” “corporate strategy,” and “customer base”

•	eGain Service 7.6 selected a “Product of the Year” for 2006 by Customer Interaction Solutions magazine

•	eGain named “One to Watch for 2007” by CRM magazine

•	eGain selected as one of KMWorld magazine’s “100 Companies that Matter in Knowledge Management”

•	eGain OnDemand™ selected by KMWorld magazine as a “Trendsetting Product of the Year”

•	eGain’s customer interaction hub deployment at ABN AMRO named an “InfoWorld 100” award winner for transforming customer service operations with technology

Partnerships

The company signed several partner relationships in fiscal year 2007. Among partner highlights are:

•

Executed a worldwide OEM agreement with Cisco, where Cisco will incorporate eGain’s applications for email management, chat, and web collaboration as part of the Cisco Unified Contact Center™ and Cisco Unified Contact Center Express™ suites. The broad and deep integration unifies capabilities, enabling a single agent to support multiple interactions simultaneously regardless of which communication channel the customer has chosen. “The ability to effectively handle customer interactions via email, chat, and the web is imperative to businesses that want to differentiate themselves with quality customer service,” said John Hernandez, Senior Director of Product Management of Cisco’s customer contact business unit. “By leveraging eGain’s leading eService solutions in our Cisco Unified Contact Center offerings, we are helping our customers create and manage a Customer Interaction Network that enables them to keep pace with customers’ needs for multiple points of access, while keeping operational costs in check.”

•

Expand the eGain EcoNet™ Partner Program to include multi-tiered sales, professional services, and support training for partners around the company’s award-winning customer service software, eGain Service™. The program offers the eGain Certified™ logo designation and accreditation, an endorsement of quality that enables eGain partners to provide trusted services to their clients.

•

Signed new reseller and SI partnerships worldwide, including 4C Consulting NV, Bizmatica, Bucher & Suter AG, Centric Consulting, Calence, LLC, D+S solutions GmbH, IntelliSolutions S.A., Inter-Active Technologies (Pty) Ltd., and Spanlink Communications, with other partnerships under development. Furthermore, the company plans to train over a hundred professionals in the VAR/SI network, many of them dual eGain-Cisco partners, in the next twelve months.

•

Accredited for “designed for EMC Documentum™”. eGain’s integration with EMC Documentum not only enables an end-to-end content and knowledge-powered customer service processes, but also enables contact centers to leverage the EMC Documentum storage infrastructure for customer communications.

Customer momentum

The company acquired 23 new enterprise clients in fiscal year 2007, including:

•	a leading European telecommunications operator

•	a leading NA provider of prescriptions and related healthcare services

•	a leading NA provider of financial electronic commerce services and products

•	a global consulting and IT services company

•	a leading imaging company

•	a leading European clothing retailer.

Business Outlook and Guidance for Fiscal Year 2008

As a result of bigger and more complex new business transactions, an increased amount of product license revenue is being deferred and recognized in future periods. Furthermore, because the company offers a hybrid delivery model, the mix of new license and hosting business in a quarter could also have an impact on revenue in a particular quarter. Due to effects that these trends have on eGain’s short-term revenue and profitability, the company believes that, in addition to the information contained in the GAAP presentation of financial information, it is useful to disclose New Hosting and License Bookings¹ detail in this and future financial releases. The company internally uses this metric to focus management on the productivity of the sales team and period-to-period changes in the company’s core business. Therefore, the company believes that this information is meaningful and helpful in allowing individuals to better assess the ongoing nature of eGain’s core operations. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

New hosting and license bookings grew 408% year over year to $5.8 million for the quarter, from $1.1 million in the year ago quarter. Approximately 33% of the new hosting and license bookings in the quarter was from new hosting contracts and 67% from new license contracts. Over $2.1 million of license revenue booked in the quarter is being deferred and will be recognized in future periods. New hosting and license bookings grew 20% year over year to $11.1 million for the fiscal year from $9.2 million in fiscal year 2006. Approximately 39% of the new hosting and license bookings was from new hosting contracts and 61% from new license contracts in the fiscal year 2007.

New hosting and license bookings for fiscal year 2008 are expected to be in the range of $13 million to $15 million. Hosting bookings are expected to be in the range of 30% to 40% of total new hosting and license bookings. Cash flow from operations for fiscal year 2008 is expected to be positive.

¹	New Hosting and License Bookings is a non-GAAP measure the company defines as new contractual commitments (excluding renewals) received by the company for the purchase of product licenses and hosting services. Such contracts are not cancelable for convenience but may be subject to termination only for cause/breach of contract by the company.

About eGain Communications Corporation

eGain (OTCBB: EGAN.OB) is a leading provider of customer service and contact center software for in-house or on-demand SaaS deployment. For more than a decade, several of the world’s largest companies have relied on eGain to transform their traditional call centers, help desks, and web customer service operations into multichannel customer interaction hubs. Based on the Power of One™, the concept of one unified platform for multichannel customer interaction and knowledge management, these hubs enable dramatically improved customer experience, unified multichannel customer service, end-to-end service process efficiencies, and enhanced contact center performance.

Headquartered in Mountain View, California, eGain has an operating presence in 18 countries. To find out more about eGain, visit www.eGain.com or call the company’s offices: 800-821-4358 (US headquarters), 1753-464646 (UK and Continental Europe).

# # #

Cautionary Note Regarding Forward-looking Statements

All statements in this release that involve eGain’s plans, forecasts, beliefs, projections, expectations, strategies and intentions are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are based on information available to eGain at the time of this release, are not guarantees of future results; rather, they are subject to risks and uncertainties that may cause actual results to differ materially from those set forth in this release. These risks include, but are not limited to, the uncertainty of demand for eGain products; the anticipated customer benefits from eGain products; the actual mix in new business between hosting and license transactions when compared with management’s projections; the increased complexity of certain transactions and the timing of revenue recognition on such transactions; the anticipated benefits to eGain from the Cisco OEM agreement; the ability to increase revenues as a result of the increased investment in sales and marketing; increased competition and technological changes in the markets in which eGain competes; eGain’s ability to manage its expenditures; and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K filed on September 27, 2006, and the Company’s quarterly reports on Form 10-Q. eGain assumes no obligation to update these forward-looking statements.

Note: eGain is a registered trademark, and the other eGain product and service names appearing in this release are trademarks or service marks, of eGain Communications Corp. All other Company names and products are trademarks or registered trademarks of their respective companies.

Company Contact: Jamie Abayan 650-230-7532 PR@eGain.com	Investor Contact: IRegain@eGain.com

eGain Communications Corporation

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2007	June 30, 2006
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$6,195	$6,916
Restricted cash	13	12
Accounts receivable, net	1,790	2,151
Prepaid and other current assets	662	623

Total current assets	8,660	9,702

Property and equipment, net	1,336	1,169
Goodwill, net	4,880	4,880
Other assets	486	354

Total assets	$15,362	$16,105

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Accounts payable	$1,557	$989
Accrued compensation	1,884	1,254
Accrued liabilities	1,496	1,156
Deferred revenue	5,541	4,259
Current portion of bank borrowings	2,293	1,697

Total current liabilities	12,771	9,355

Related party notes payable	11,653	8,652
Bank borrowings, net of current portion	167	77
Other long term liabilities	185	217

Total liabilities	24,776	18,301

Stockholders’ deficit:
Common stock	$15	$15
Additional paid-in capital	316,202	315,736
Notes receivable from stockholders	(77)	(74)
Accumulated other comprehensive loss	(438)	(456)
Accumulated deficit	(325,116)	(317,417)

Total stockholders’ deficit	$(9,414)	$(2,196)

	$15,362	$16,105

eGain Communications Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2007	2006	2007	2006
Revenue:
License	322	$718	$3,407	$5,967
Support and Services	5,073	4,480	19,066	16,597

Total revenue	5,395	5,198	22,473	22,564
Cost of license	20	16	99	231
Cost of support and services	2,613	1,855	9,132	6,985

Gross profit	2,762	3,327	13,242	15,348
	51%	64%	59%	68%
Operating costs and expenses:
Research and development	1,182	847	3,973	3,046
Sales and marketing	3,484	2,597	12,853	9,570
General and administrative	659	684	2,884	2,637

Total operating costs and expenses	5,325	4,128	19,710	15,253

Income / (Loss) from operations	(2,563)	(801)	(6,468)	95
Interest expense, net	(329)	(260)	(1,167)	(1,040)
Other income	42	20	72	32

Loss before income tax	(2,850)	(1,041)	(7,563)	(913)
Income tax	(64)	(55)	(136)	(146)

Net loss	$(2,914)	(1,096)	(7,699)	(1,059)

Per share information:
Basic and diluted net loss per common share	$(0.19)	$(0.07)	$(0.50)	$(0.07)

Weighted average shares used in computing basic and diluted net loss per common share	15,322	15,312	15,317	15,308